Exhibit 99.1
Xencor Reports Second Quarter 2025 Financial Results
PASADENA, Calif.--August 6, 2025-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and autoimmune diseases, today reported financial results for the second quarter ended June 30, 2025 and provided recent business and clinical program updates.
"Xencor is focused on execution of our clinical studies, evaluating four wholly owned XmAb® drug candidates in cancer and advanced autoimmune-driven diseases,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “In oncology, these include two T-cell engager (TCE) programs, XmAb819 and XmAb541, which continue to progress through dose-escalation studies. We are on-track to present preliminary safety and efficacy from XmAb819 in advanced clear cell renal cell carcinoma later this year.”
“In our autoimmune portfolio, we recently initiated the Phase 2b XENITH-UC study of XmAb942, our potential best-in-class antibody targeting TL1A for inflammatory bowel disease, to rapidly identify a pivotal dose regimen for those with moderately to severely active ulcerative colitis. Also, in June we were granted regulatory authorization to proceed with the proof-of-concept study of plamotamab, our CD20 B-cell depleting TCE, in rheumatoid arthritis. For the remainder of the year, we expect to continue our global rollout of the XENITH-UC and plamotamab studies, and we also remain on-track to start a proof-of-concept study of XmAb657, our novel CD19 B-cell depleting TCE for the treatment of patients with autoimmune disease.”
Clinical Program Updates
Oncology
•XmAb819 (ENPP3 x CD3), a first-in-class, tumor-targeted, T-cell engaging 2+1 bispecific antibody in development for patients with clear cell renal cell carcinoma (ccRCC). XmAb819 engages the immune system and activates T cells for highly potent and targeted lysis of tumor cells expressing ENPP3. Xencor is conducting a Phase 1 study to evaluate XmAb819 in patients with advanced ccRCC and plans to present initial dose-escalation data at a medical conference during the fourth quarter of 2025.
•XmAb541 (CLDN6 x CD3), a first-in-class, tumor-targeted, T-cell engaging 2+1 bispecific antibody in development for patients with advanced solid tumors expressing CLDN6. Like XmAb819, XmAb541 engages the immune system and activates T cells for highly potent and targeted lysis of tumor cells expressing CLDN6. A Phase 1 dose-escalation study to evaluate XmAb541 in patients with ovarian cancer, germ cell tumors, and other CLDN6-expressing tumor types is ongoing, with characterization of target dose levels anticipated to begin during 2025.

Autoimmune & Inflammatory Diseases
•Plamotamab (CD20 x CD3), a clinical stage, B-cell depleting bispecific T-cell engager for development in rheumatoid arthritis (RA). Xencor is evaluating plamotamab in a Phase 1b/2a proof-of-concept study, for patients with RA have progressed through prior standard-of-care treatment. In June 2025, Xencor received regulatory authorization to proceed with the study.

•XmAb942 (Xtend™ anti-TL1A), a potential best-in-class, high-potency, extended half-life antibody in development for patients with inflammatory bowel disease. In the first half of 2025, Xencor presented initial data from a Phase 1 study of XmAb942 in healthy volunteers. The results showed that XmAb942 was well tolerated at single and multiple doses and had a greater than 71-day half-life, which supports an every 12-week dosing in maintenance. Xencor recently initiated the global XENITH-UC Study, a Phase 2b study of XmAb942 in ulcerative colitis (UC). XENITH-UC is a randomized, double-blind, placebo-controlled trial in patients with moderate-to-severe UC, whose disease has progressed after at least one conventional or advanced therapy.
Recent Partnership Developments
•Incyte Corporation: In June 2025, Incyte announced that Monjuvi was approved by the FDA for the treatment of adult patients with relapsed or refractory follicular lymphoma in combination with rituximab and lenalidomide. The approval was based on data from Incyte’s pivotal Phase 3 inMIND trial. Xencor earned a $25 million regulatory milestone payment in addition to non-cash royalty revenue from sales of Monjuvi®/Minjuvi® for the second quarter of 2025. Monjuvi® and Minjuvi® are registered trademarks of Incyte.
Additional Corporate Updates
•In July, Xencor appointed Raymond Deshaies, Ph.D., to its board of directors. Dr. Deshaies is a pioneering biochemist and cell biologist with more than 25 years of experience in biotechnology and drug development. He recently served as senior vice president of global research at Amgen Inc., where he oversaw all research activities, including the nomination of over 50 clinical candidates, expansion of Amgen’s capabilities for discovering and optimizing multispecific drug candidates, and application of generative protein design to biologics discovery.
Financial Guidance: Based on current operating plans, Xencor expects to end 2025 with between $555 million and $585 million in cash, cash equivalents and marketable debt securities, and to have cash to fund research and development programs and operations into 2028.
Financial Results for the Second Quarter Ended June 30, 2025
Cash, cash equivalents and marketable debt securities totaled $663.8 million as of June 30, 2025, compared to $706.7 million as of December 31, 2024.
Revenue for the second quarter ended June 30, 2025 was $43.6 million, compared to $23.9 million for the same period in 2024. Revenue earned in the second quarter of 2025 was primarily milestone revenue from Incyte and non-cash royalty revenue from Alexion and Incyte, compared to the same period in 2024, which was primarily non-cash royalty revenue from Alexion and Incyte and licensing revenue from multiple licensees.
Research and development (R&D) expenses for the second quarter ended June 30, 2025 were $61.7 million, compared to $61.5 million for the same period in 2024. R&D spending for the second quarter of 2025 compared to 2024 reflects increased spending on XmAb819, XmAb541 and XmAb657 (CD19 x CD3), offset by reduced wind-down costs on terminated programs.
General and administrative (G&A) expenses for the second quarter ended June 30, 2025 were $15.1 million, compared to $17.7 million for the same period in 2024. Decreased G&A spending for the second quarter of 2025 compared to 2024 is primarily due to lower stock compensation expense.
Other income (expense), net, for the second quarter ended June 30, 2025 was $2.1 million, compared to $(13.4) million for the same period in 2024. The increase for the second quarter of 2025, compared to 2024, is primarily driven by unrealized gains from marketable equity securities.
Net loss attributable to Xencor for the second quarter ended June 30, 2025 was $30.8 million, or $(0.41) on a fully diluted per share basis, compared to net loss of $67.3 million, or $(1.09) on a fully diluted per share basis, for the same period in 2024.
About Xencor
Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and multiple XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Forward-Looking Statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” “indicates,” “supports,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding expectations for clinical progress, planned presentations of clinical data, new XmAb candidates and programs, planned and in process clinical trials, financial guidance, the quotations from Xencor's president and chief executive officer, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics, the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, the risk of loss of key members of management and the risks, uncertainties and other factors described under the heading “Risk Factors” in Xencor's annual report on Form 10-K for the year ended December 31, 2024 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Xencor undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Xencor, Inc.
Selected Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2025	2024
	(unaudited)
Cash, cash equivalents and marketable debt securities - current	$403,426	$449,846
Other current assets	109,724	127,755
Marketable debt securities - long term	260,399	256,833
Other long-term assets	105,875	117,511
Total assets	$879,424	$951,945

Total current liabilities	$96,083	87,432
Liabilities related to the sales of future royalties - long term	94,736	115,159
Other long term liabilities	68,254	75,328
Total liabilities	259,073	277,919
Total stockholders' equity	620,351	674,026
Total liabilities and stockholders’ equity	$879,424	$951,945

Xencor, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Revenue
Collaborations, milestones, and royalties	$43,608	$23,907	$76,340	$39,904
Operating expenses:
Research and development	61,665	61,531	120,243	118,404
General and administrative	15,115	17,746	32,452	31,533
Total operating expenses	76,780	79,277	152,695	149,937
Operating loss	(33,172)	(55,370)	(76,355)	(110,033)

Total other income (expense)	2,097	(13,412)	(2,985)	(32,865)

Loss before income tax (benefit) expense and noncontrolling interest	(31,075)	(68,782)	(79,340)	(142,898)
Income tax (benefit) expense	(250)	—	117	—
Net loss including noncontrolling interest	(30,825)	(68,782)	(79,457)	(142,898)

Net loss attributable to noncontrolling interest	—	(1,445)	(214)	(2,121)
Net loss attributable to Xencor, Inc.	$(30,825)	$(67,337)	$(79,243)	$(140,777)

Net loss per share attributable to Xencor, Inc. (basic and diluted)	$(0.41)	$(1.09)	$(1.07)	$(2.29)

Weighted-average shares used in calculating (basic and diluted)	74,278,872	61,676,444	73,974,715	61,444,384

Other comprehensive income (loss):
Net unrealized (loss) gain on marketable debt securities	(97)	(498)	921	(1,942)
Comprehensive loss	(30,922)	(69,280)	(78,536)	(144,840)
Less: comprehensive loss attributable to the noncontrolling interest	—	(1,445)	(214)	(2,121)
Comprehensive loss attributable to Xencor, Inc.	$(30,922)	$(67,835)	$(78,322)	$(142,719)

Contact

Charles Liles
cliles@xencor.com
(626) 737-8118
For Media:
Cassidy McClain
Inizio Evoke
cassidy.mcclain@inizioevoke.com
(619) 694-6291